Exhibit 99.1

N E W S   R E L E A S E

CONTACT:

Investors and Media:

Brendan Harrington, Chief Financial Officer

(716) 887-7244

CTG Appoints Arthur Crumlish President

and Chief Executive Officer

Provides Preliminary Second Quarter 2016 Results; Revenue of Approximately $83.5 million and Earnings of $0.08 Per Diluted Share

BUFFALO, N.Y. — July 22, 2016 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, today announced that its Board of Directors has appointed Arthur (“Bud”) Crumlish as the Company’s President and Chief Executive Officer and a member of the Board of Directors effective July 21, 2016. Mr. Crumlish replaces Cliff Bleustein, CTG’s CEO since April 2015, who resigned by mutual agreement with the Board.

“I am pleased to announce Bud’s promotion to President and CEO, building on his 25 year tenure serving CTG clients. Bud has extensive knowledge of the IT services industry along with deep operational experience and industry expertise in the healthcare and strategic staffing sectors, which will serve CTG well as our new CEO,” said Daniel J. Sullivan, Chairman of the Board of Directors of CTG.

Mr. Crumlish commented, “I am excited about the global opportunities for CTG and committed to maintaining superior, reliable service to our clients. It is an honor to lead CTG, its strong management team, and dedicated employees. Together, we will build on our 50-year history of success and continue our Company’s legacy of achievement.

“The high quality IT services that CTG provides through our Healthcare, Staffing, European, and Diversified Industrials business units represent a strong framework on which we will build our future success and sustainable growth. CTG’s healthcare and managed IT staffing business maintains strong relationships in the United States and Europe, and I look forward to continuing to serve all of our clients’ extensive IT needs.

“We’ll continue to focus on expanding our revenue and profit contribution by targeting high-volume corporate users of external IT talent, where CTG is a trusted and preferred supplier, and building relationships that will allow CTG to add value with new customers.

We remain absolute in our commitment and almost 30-year legacy of delivering comprehensive healthcare solutions to our payer, provider, and life sciences clients in the U.S. and Europe, while also looking for new ways to grow, and continue investing in, this strategic area of our business. In addition to healthcare, under the strong leadership of Filip J. L. Gydé, CTG’s Senior Vice President and General Manager, Europe, we will further advance our efforts to expand CTG’s business in the government and financial services markets across our European geographies.

“With a strong management team, proven offerings targeted to the healthcare and other vertical markets, and a solid IT staffing model that has proven successful over the years, I am confident we will overcome challenges, grow revenue, and improve profitability to create long-term value for our shareholders.”

Mr. Crumlish joined CTG in 1990 and since July 2001 has served as Senior Vice President and General Manager of Strategic Staffing Services (SSS), CTG’s largest business unit, for the past 15 years. In the general manager role for SSS, Mr. Crumlish oversaw business development, delivery, sales, and recruiting for many of CTG’s largest customers. He was also instrumental in CTG’s healthcare and strategic staffing combined selling efforts over the past year, an important element of the Company’s growth strategy. Mr. Crumlish earned a Master of Business Administration degree from Canisius College in Buffalo, New York, and a Bachelor of Science degree from Niagara University in Niagara Falls, New York.

Preliminary Second Quarter 2016 Results

The Company will release second quarter 2016 financial results on Tuesday, July 26, 2016, before the market opens. Preliminary financial results for the second quarter 2016 approximate revenue of $83.5 million and net income of $0.08 per diluted share, including a non-recurring gain of $0.03 per diluted share related to payroll tax credits. CTG previously provided guidance for the second quarter 2016 on April 26, 2016, and estimated revenue of between $85 and $87 million and earnings per diluted share of between $0.03 and $0.05 at that time.

The Company also announced that it expects to record severance charges during the third quarter of 2016 related to Mr. Bleustein’s resignation of approximately $1.0 million, net of tax, or $0.06 per diluted share.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The company regularly posts news and other important information online at www.ctg.com.

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Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for 2016, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new customers, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for customers and talent, increased bargaining power of large customers, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of customers’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties, the change in valuation of recorded goodwill or capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or customers, the need to supplement or change our IT services in response to new offerings in the industry or changes in customer requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2015 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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